Exhibit 23.1

KPMG Auditores Independentes

Rua do Passeio, 38 - Setor 2 - 17º andar – Centro
20021-290 Rio de Janeiro/RJ - Brasil

Caixa Postal 2888 - CEP 20001-970 - Rio de Janeiro/RJ - Brasil
Telefone +55 (21) 2207-9400

kpmg.com.br

July 6, 2020

Consent of Independent Registered Public Accounting Firm

The Board of Directors of:

Petróleo Brasileiro S.A. – Petrobras (“Petrobras”)

and

Petrobras Global Finance B.V. (“PGF”)

We consent to the use of our reports dated March 20, 2020, with respect to the consolidated statement of financial position of Petrobras as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference in the registration statements on Form F-4 of Petrobras and PGF filed with the Securities and Exchange Commission (“SEC”) on the date hereof, by reference to the 2019 annual report on Form 20-F/A of Petróleo Brasileiro S.A. – Petrobras , filed with the SEC on April 21, 2020. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for lease arrangements as of January 1, 2019 due to the adoption of IFRS 16 “Leases”.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes

Rio de Janeiro, Brazil